Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Red River Bancshares, Inc. of our report dated March 18, 2022, relating to the consolidated financial statements of Red River Bancshares, Inc. and its subsidiaries for the years ended December 31, 2021 and 2020, appearing in the Annual Report on Form 10-K of Red River Bancshares, Inc. for the year ended December 31, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ POSTLETHWAITE & NETTERVILLE
Baton Rouge, Louisiana
August 11, 2022